Exhibit j(1)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 70 to the Registration Statement on Form N-1A of Fidelity Charles Street Trust: Fidelity Asset Manager, Fidelity Asset Manager: Growth, Fidelity Asset Manager: Income, and Spartan Investment Grade Bond Fund, of our reports dated November 8, 1999 on the financial statements and financial highlights included in the September 30, 1999 Annual Reports to Shareholders of Fidelity Asset Manager, Fidelity Asset Manager: Growth, Fidelity Asset Manager:
Income, and Spartan Investment Grade Bond Fund

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditor" in the Statements of Additional Information.

 /s/PricewaterhouseCoopers LLP
    PricewaterhouseCoopers LLP
    Boston, Massachusetts
    November 18, 1999